NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

COMPUTATION OF BASIC EARNINGS PER SHARE (IN THOUSANDS EXCEPT PER SHARE DATA) YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
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                                                  1997       1996        1995

Net earnings applicable to common stock         $14,964    $12,686     $11,454

Weighted average common shares outstanding*       8,097      8,111       8,111

Basic earnings per share                          $1.85      $1.56       $1.41


*Adjusted for stock dividends